Exhibit 99.1

Family Dollar Reports Record Third Quarter Sales and Earnings

  Net Sales Increase 7.8%; Comparable Store Sales Increase 4.7%
  Net Income Per Diluted Share Increases 18.2% to $0.91
  Management Forecasts FY11 Earnings Per Diluted Share to Increase Between 18% and 21%

MATTHEWS, N.C.--(BUSINESS WIRE)--June 29, 2011--Family Dollar Stores, Inc. (NYSE: FDO) today reported record sales and earnings results for the third quarter of fiscal 2011 ended May 28, 2011. Net sales for the third quarter of fiscal 2011 increased 7.8% to $2.153 billion compared to $1.997 billion in the third quarter of fiscal 2010. Net income for the quarter increased 6.5% to $111.1 million compared to net income of $104.4 million for the third quarter of fiscal 2010. Net income per diluted share for the quarter increased 18.2% to $0.91 compared to $0.77 per diluted share for the third quarter of fiscal 2010.

“We accomplished much this quarter to position us to capture greater market share and execute our longer-term vision for Family Dollar,” said Howard Levine, Chairman and CEO. “I remain confident that our strategy of providing customers with value and convenience, combined with the impactful investments we are making to improve the shopping experience in our stores and our profitability, will continue to deliver strong shareholder returns.”

Third Quarter Results

Building on a 7.0% comparable store sales increase in the third quarter of fiscal 2010, comparable store sales for the third quarter of fiscal 2011 increased 4.7%. The increase in comparable store sales in fiscal 2011 was a result of increased customer traffic, as measured by the number of register transactions, and an increase in the value of the average customer transaction. Sales during the quarter were strongest in the Consumables and Home Products categories.

Gross profit, as a percentage of net sales, was 36.2% in the third quarter of fiscal 2011 compared to 36.6% in the third quarter of fiscal 2010. The decline in gross profit, as a percentage of sales, was primarily a result of the impact of stronger sales of lower-margin consumables, increased promotional markdowns and higher freight expense. These pressures were partially offset by benefits from continued investments in price management capabilities, private brands and global sourcing and lower inventory shrinkage.

Selling, general and administrative (“SG&A”) expenses increased 6.3% to $595.4 million in the third quarter of fiscal 2011 compared to $560.2 million in the third quarter of fiscal 2010. As a percentage of net sales, SG&A expenses were 27.7% in the third quarter of fiscal 2011 as compared to 28.1% in the third quarter of fiscal 2010. Most expenses were leveraged during the quarter. As a percentage of sales, lower incentive compensation expense and lower store labor expense offset investments to support revenue growth, including store renovations, the acceleration of new store growth and enhanced marketing efforts.

Operating profit increased 8.4% to $184.4 million for the third quarter of fiscal 2011 as compared to $170.1 million in the third quarter of fiscal 2010. As a percentage of sales, operating margin expanded to 8.6% in the third quarter of fiscal 2011 as compared to 8.5% in the third quarter of fiscal 2010.

Inventories at May 28, 2011, were $1,134.4 million, or 15.0% more than inventories of $986.1 million at May 29, 2010. Average inventory per store at the end of the third quarter of fiscal 2011 was approximately 11% higher than the average inventory per store at the end of the third quarter of fiscal 2010. The increase in inventories was primarily a result of the expansion of Consumables. During the third quarter, the Company expanded its assortment of food by approximately 20% and its assortment of health and beauty aids by approximately 25% in more than 5,000 stores.

In the first three quarters of fiscal 2011, capital expenditures were $230.3 million compared to $136.4 million in the first three quarters of fiscal 2010. During the first three quarters of fiscal 2011, the Company opened 206 new stores and closed 48 stores compared to 125 store openings and 56 closings in the first three quarters of fiscal 2010. In the first three quarters of fiscal 2011, the Company completed 680 store renovations, including 367 renovations during the third quarter.

Through the first three quarters of fiscal 2011, the Company repurchased 10.9 million shares at a total cost of approximately $512.5 million. As of May 28, 2011, the Company had authorization to purchase up to an additional $245.3 million of its common stock.

Outlook

For the fourth quarter, the Company expects comparable sales for the quarter to increase between 5% and 7% and earnings per share to be between $0.62 and $0.70 compared to $0.56 in the fourth quarter of fiscal 2010.

For the full year, the Company expects that earnings per share will be between $3.08 and $3.16 compared to $2.62 in fiscal 2010. The Company's outlook for fiscal 2011 is based on the following assumptions which may or may not prove valid:

  An increase in net sales of between 8% and 9%;
  An increase in comparable store sales of between 5% and 6%;
  Approximately 300 new store openings and 60 to 80 store closings;
  More than 900 store renovations;
  A modest increase in operating profit, as a percentage of sales;
  Net interest expense of approximately $20 million;
  An effective income tax rate of between 37% and 37.5%;
  Weighted average diluted shares of approximately 124 million, reflecting additional share repurchases in fiscal 2011; and
  Capital expenditures of between $320 million and $340 million.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable stores sales, cost of sales, SG&A expenses, earnings per diluted share, dividends, and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Third Quarter Earnings Conference Call Information

The Company intends to host a conference call with investors today at 10:00 A.M. ET to discuss financial results for the third quarter. The Company will also provide an update on various business initiatives and discuss expectations for the rest of fiscal 2011. After some prepared remarks by the management team, participants will have an opportunity to ask questions.

If you wish to participate, please call (800) 779-6561 for domestic US calls and (517) 308-9046 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call with accompanying slides that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, June 29, 2011.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise, appeals to shoppers in more than 6,900 stores in rural and urban settings across 44 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as “My Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300 publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Third Quarter Ended
(in thousands, except per share amounts)	May 28, 2011	% of Net Sales	May 29, 2010	% of Net Sales

Net sales	$2,153,395	100.00%	$1,996,989	100.00%

Cost of sales	1,373,639	63.79%	1,266,761	63.43%

Gross margin	779,756	36.21%	730,228	36.57%

Selling, general and administrative expenses	595,403	27.65%	560,165	28.05%

Operating profit	184,353	8.56%	170,063	8.52%

Interest income	455	0.02%	432	0.02%

Interest expense	7,144	0.33%	3,297	0.17%

Income before income taxes	177,664	8.25%	167,198	8.37%

Income taxes	66,563	3.09%	62,847	3.15%

Net income	$111,101	5.16%	$104,351	5.23%

Net income per common share - basic	$0.91		$0.77
Weighted average shares - basic	121,546		134,766

Net income per common share - diluted	$0.91		$0.77
Weighted average shares - diluted	122,656		135,789

Dividends declared per common share	$0.180		$0.155

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Quarters Ended
(in thousands, except per share amounts)	May 28, 2011	% of Net Sales	May 29, 2010	% of Net Sales

Net sales	$6,413,505	100.00%	$5,910,125	100.00%

Cost of sales	4,106,817	64.03%	3,780,844	63.97%

Gross margin	2,306,688	35.97%	2,129,281	36.03%

Selling, general and administrative expenses	1,800,388	28.07%	1,668,196	28.23%

Operating profit	506,300	7.89%	461,085	7.80%

Interest income	1,264	0.02%	1,096	0.02%

Interest expense	15,244	0.24%	10,000	0.17%

Income before income taxes	492,320	7.68%	452,181	7.65%

Income taxes	183,724	2.86%	168,000	2.84%

Net income	$308,596	4.81%	$284,181	4.81%

Net income per common share - basic	$2.47		$2.07
Weighted average shares - basic	124,716		136,977

Net income per common share - diluted	$2.45		$2.06
Weighted average shares - diluted	125,833		137,734

Dividends declared per common share	$0.515		$0.445

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of*
(in thousands, except per share and share amounts)	May 28, 2011	May 29, 2010
Assets
Current assets:
Cash and cash equivalents	$167,428	$343,595
Investment securities	190,827	101,192
Merchandise inventories	1,134,403	986,061
Deferred income taxes	66,696	60,205
Prepayments and other current assets	74,532	57,552
Total current assets	1,633,886	1,548,605

Property and equipment, net	1,190,715	1,064,537
Investment securities	106,923	151,897
Other assets	71,228	67,091

Total assets	$3,002,752	$2,832,130

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$16,200	$—
Accounts payable	604,308	539,658
Accrued liabilities	347,583	323,586
Income taxes	35,826	29,790
Total current liabilities	1,003,917	893,034

Long-term debt	532,332	250,000
Other liabilities	220,243	234,376
Deferred income taxes	64,013	32,656
Commitments and contingencies

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares Common stock, $.10 par; authorized 600,000,000 shares	14,730	14,647
Capital in excess of par	270,547	238,950
Retained earnings	1,911,023	1,611,830
Accumulated other comprehensive loss	(6,558)	(8,346)
	2,189,742	1,857,081
Less: common stock held in treasury, at cost	1,007,495	435,017
Total shareholders' equity	1,182,247	1,422,064

Total liabilities and shareholders' equity	$3,002,752	$2,832,130

*	Certain adjustments and reclassifications of the amounts for fiscal 2010 have been made to conform to the presentation for fiscal 2011.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Quarters Ended*
(in thousands)	May 28, 2011	May 29, 2010
Cash flows from operating activities:
Net income	$ 308,596	$ 284,181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,026	128,120
Deferred income taxes	18,031	11,333
Excess tax benefits from stock-based compensation	(4,641)	(1,566)
Stock-based compensation	11,369	11,565
Loss on disposition of property and equipment, including impairment	5,674	5,115
Changes in operating assets and liabilities:
Merchandise inventories	(106,381)	7,736
Income tax refund receivable	—	8,618
Prepayments and other current assets	(11,514)	5,653
Other assets	(2,723)	(1,650)
Accounts payable and accrued liabilities	(77,277)	(110,201)
Income taxes	17,379	31,364
Other liabilities	13,949	(5,829)
	307,488	374,439

Cash flows from investing activities:
Purchases of investment securities	(338,482)	(100,642)
Sales of investment securities	308,470	17,506
Capital expenditures	(230,302)	(136,362)
Proceeds from dispositions of property and equipment	812	1,031
	(259,502)	(218,467)

Cash flows from financing activities:
Revolving credit facility borrowings	46,000	—
Repayment of revolving credit facility borrowings	(46,000)	—
Issuance of long-term debt	298,482	—
Payment of debt issuance costs	(6,585)	(651)
Repurchases of common stock	(512,513)	(271,680)
Changes in cash overdrafts	(2,321)	58,837
Proceeds from exercise of employee stock options	16,780	19,015
Excess tax benefits from stock-based compensation	4,641	1,566
Payment of dividends	(61,796)	(58,354)
	(263,312)	(251,267)

Net change in cash and cash equivalents	(215,326)	(95,295)
Cash and cash equivalents at beginning of period	382,754	438,890
Cash and cash equivalents at end of period	$ 167,428	$ 343,595

*	Certain adjustments and reclassifications of the amounts for fiscal 2010 have been made to conform to the presentation for fiscal 2011.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Third Quarter Ended
(in thousands)	May 28, 2011	May 29, 2010	% Change
Consumables	$1,448,655	$1,309,763	10.6%
Home products	275,048	254,165	8.2%
Apparel and accessories	224,242	226,690	-1.1%
Seasonal and electronics	205,450	206,371	-0.4%
TOTAL	$2,153,395	$1,996,989	7.8%

	For the Three Quarters Ended
(in thousands)	May 28, 2011	May 29, 2010	% Change
Consumables	$4,211,078	$3,802,741	10.7%
Home products	856,717	808,372	6.0%
Apparel and accessories	635,940	623,347	2.0%
Seasonal and electronics	709,770	675,665	5.0%
TOTAL	$6,413,505	$5,910,125	8.5%

STORES IN OPERATION:
	For the Three Quarters Ended
	May 28, 2011	May 29, 2010
Beginning Store Count	6,785	6,655
New Store Openings	206	125
Store Closings	(48)	(56)
Ending Store Count	6,943	6,724
Total Square Footage (000s)	59,274	57,267
Total Selling Square Footage (000s)	49,411	47,724

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com